Contact: Brett Perryman ir@omam.com (617) 369-7300

OMAM Announces Alignment of Global Distribution with Affiliate Management to Support Next Leg of Growth

London - November 29, 2017 - OM Asset Management plc (NYSE: OMAM) announced today that, effective December 31, 2017, its Global Distribution efforts will be further aligned with Affiliate Management by combining the functions.

“Given the stability of the Global Distribution team, its proven success, and its meaningful contribution to our economic results, it is important going forward to more closely align the team with the management of our Affiliates. A merger of the two teams enables closer connectivity among research, product development, capital allocation, seeding and distribution, resulting in a stronger complementary Global Distribution offering to our Affiliates and the end client,” said Linda Gibson, Executive Vice President and Head of Global Distribution of OMAM and Chief Executive Officer and Director of OMAM International.

In relation to this change, Ms. Gibson will resign from her positions. “Linda Gibson has been the principal architect of our Global Distribution strategy, from its conception to development and rigorous and successful execution. Under Linda’s direction since inception in 2012, the Global Distribution team members have raised over $13 billion to date. Her leadership in collaborating with our Affiliates around the globe has added a crucial dimension to OMAM’s differentiated multi-boutique approach,” said Jim Ritchie, Interim CEO and Chairman of the Board of OMAM.

Aidan Riordan, Executive Vice President and Head of Affiliate Management, will assume responsibility for the Global Distribution team. Olivier Lebleu, Head of International Business, and Brian Carroll, Head of North American Distribution, will report directly to Mr. Riordan.

“I am very pleased with what the team has accomplished and I know I leave the company with a firmly established, strong Global Distribution footprint,” said Ms. Gibson. “It has been a genuine privilege to work with such talented professionals.”

Since joining OMAM in 2000, Ms. Gibson has served in a number of executive capacities, including interim CEO, Chief Operating Officer, and General Counsel. “On behalf of the Board, I thank Linda for everything she has done during her remarkable tenure at OMAM,” said Mr. Ritchie. “We are also fortunate to have such a strong executive in Aidan heading up Affiliate Management, as we believe integrating the Global Distribution team into the Affiliate Management function further strengthens our unique business model.”

About OMAM

OMAM is a global, multi-boutique asset management company with $235.9 billion of assets under management as of September 30, 2017. On November 17, 2017, OMAM executed a binding agreement with Heitman, pursuant to which OMAM’s ownership interest in Heitman will be redeemed for $110 million, therefore,

1 On November 17, 2017, OMAM executed a binding agreement with Heitman, pursuant to which OMAM’s ownership interest in Heitman will be redeemed for $110 million, therefore, Heitman AUM has been removed.

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Contact: Brett Perryman ir@omam.com (617) 369-7300

Heitman AUM has been removed. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. OMAM’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between OMAM and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. OMAM’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about OMAM, please visit the Company’s website at www.omam.com.
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